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NORTHEAST BANCORP AND SUBSIDIARIES
Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                         Three Months Ended  Three Months Ended
                                          December 31, 1997   December 31, 1996
                                         __________________  __________________
EQUIVALENT SHARES:

Weighted Average Shares Outstanding            2,222,543           2,129,230

Total Diluted Shares                           2,694,993           2,582,815

Net Income                               $       356,066     $       510,547
Less Preferred Stock Dividend                     35,000              35,000
                                         __________________  __________________
Income Available to Common Stockholders  $       321,066     $       475,547
                                         ==================  ==================

Basic Earnings Per Share                 $             0.14  $             0.22
Diluted Earnings Per Share               $             0.13  $             0.20


                                          Six Months Ended    Six Months Ended
                                          December 31, 1997   December 31, 1996
                                         __________________  __________________
EQUIVALENT SHARES:

Weighted Average Shares Outstanding            2,220,297           2,129,041

Total Diluted Shares                           2,675,982           2,576,813

Net Income                               $       926,631     $       701,788
Less Preferred Stock Dividend                     69,999              69,999
                                         __________________  __________________
Income Available to Common Stockholders  $       856,632     $       631,789
                                         ==================  ==================

Basic Earnings Per Share                 $             0.39  $             0.30
Diluted Earnings Per Share               $             0.35  $             0.27

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